EXHIBIT 5.01

[On Fenwick & West LLP Letterhead]

November 7, 2006

Kana Software, Inc.

181 Constitution Drive

Menlo Park, California 94025

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File Number 333-137224) (the “Registration Statement”) filed by Kana Software, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about September 8, 2006, as subsequently amended, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,730,281 shares of the Company’s Common Stock (the “Stock”), (i) 5,337,048 of which are presently issued and outstanding and will be sold by certain selling stockholders (the “Selling Stockholders”) and (ii) 2,393,233 of which may be issued on the exercise of outstanding warrants by the Selling Stockholders, including an additional 478,647 of which may be issued on the exercise of the warrants that may be issued upon the occurrence of an event of dilution resulting from stock splits, stock dividends or similar transactions or change in the exercise price (collectively, the “Warrants”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	The Company’s Second Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State on September 24, 1999 and certificates of amendment thereto filed with the Delaware Secretary of State on April 18, 2000, September 28, 2000, June 29, 2001, December 11, 2001 and November 21, 2005.

(2)	The Company’s Amended and Restated Bylaws, as amended on October 12, 2001.

(3)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.

(4)	The Prospectus prepared in connection with the Registration Statement.

(5)	The minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books and that have been provided to us in connection with this opinion.

(6)	The stock records for the Company consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a list of option and warrant holders with respect to the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated October 30, 2006.

(7)	The (i) Common Stock and Warrant Purchase Agreement, dated as of September 29, 2005, by and among the Company and Nightwatch Capital Partners, LP, NightWatch Capital Partners II, LP and RHP Master Fund, Ltd., (together, the “Investors”); (ii) Registration Rights Agreement, dated as of September 29, 2005 and amended on May 8, 2006, by and among the Company and the Investors; and (iii) Stock Purchase Warrants issued by the Company to each of the Investors, dated as of September 29, 2005 and amended on October 25, 2005, upon the exercise of which, the Investors will acquire the Stock to be sold by them as the Selling Stockholders described in the Registration Statement.

(8)	The (i) Common Stock and Warrant Purchase Agreement, dated as of June 25, 2005, by and among the Company and the Investors; (ii) Registration Rights Agreement, dated as of June 25, 2005 and amended on September 29, 2005 and May 8, 2006, by and among the Company and the Investors; and (iii) Stock Purchase Warrants issued by the Company to each of the Investors, dated as of June 25, 2005 and amended on September 29, 2005, upon the exercise of which, the Investors will acquire the Stock to be sold by them as the Selling Stockholders described in the Registration Statement.

(9)	The Stock Purchase Warrants issued by the Company to each of the Investors, dated as of October 25, 2005, upon the exercise of which, the Investors will acquire the Stock to be sold by them as the Selling Stockholders described in the Registration Statement.

(10)	A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents by the selling stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Based upon the foregoing, it is our opinion that (i) the 5,337,048 shares of Stock that are currently issued to the Selling Stockholders and are to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable; (ii) the 1,914,586 shares of Stock to be sold by the Selling Stockholders upon exercise of the Warrants, when issued, sold and delivered in the manner and for the consideration stated in the Warrants, the Registration Statement and the Prospectus will be, validly issued, fully paid and nonassessable; and (iii) the 478,647 shares of Stock to be sold by the Selling Stockholders upon exercise of the Warrants that may be issued upon an occurrence of an event of dilution resulting from stock splits, stock dividends or similar transactions or change in the exercise price of the Warrants, when issued, sold and delivered in the manner and for the consideration stated in the Warrants, the Registration Statement and the Prospectus will be, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein

Very truly yours,

FENWICK & WEST LLP

By:	/s/ David K. Michaels
David K. Michaels, a Partner